Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
07-07

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services Inc.	DRG&E
	713-629-7600	713-529-6600
QUANTA SERVICES REPORTS FIRST QUARTER RESULTS
Revenues increased 16 percent
Operating income up 65 percent
HOUSTON — May 3, 2007 — Quanta Services, Inc. (NYSE:PWR) today announced results for the three months ended March 31, 2007.
     Revenues in the first quarter of 2007 were $574.9 million, an increase of $78.4 million from revenues of $496.5 million in the first quarter of 2006. Net income increased $23.3 million to $31.2 million for the first quarter of 2007, compared to net income of $7.9 million in the first quarter of 2006. Earnings per diluted share were $0.23 in the first quarter of 2007, compared to earnings per diluted share of $0.07 in the first quarter of 2006. The first quarter 2007 results include the effect of $15.3 million in tax benefits, or $0.10 per diluted share, primarily associated with a reduction in the allowance for tax contingencies due to the settlement of a multi-year audit by the Internal Revenue Service. Excluding the effect of these tax benefits, adjusted net income was $15.9 million and adjusted earnings per diluted share were $0.13 in the first quarter of 2007. Adjusted net income and earnings per diluted share are non-GAAP measures.
     “Our first quarter again illustrated the strength of the markets we serve and our ability to perform in those markets,” said John R. Colson, chairman and chief executive officer of Quanta Services. “Compared to the first quarter of last year, which was also a strong quarter, revenues increased 16 percent, operating income was up 65 percent, and operating margins improved by 140 basis points to 4.9 percent during the first quarter of 2007.”
— MORE —

RECENT HIGHLIGHTS —
•	Announced Proposed Acquisition of InfraSource Services, Inc. — On March 19, 2007, Quanta announced the signing of a definitive merger agreement under which the company intends to acquire InfraSource Services, Inc. in an all-stock transaction. Under the terms of the merger agreement, approved by both Boards of Directors, InfraSource stockholders will receive 1.223 shares of Quanta common stock for each outstanding common share of InfraSource they own at closing. The proposed combination of Quanta and InfraSource will create a leading specialized contracting services company serving the electric power, natural gas, telecommunications and cable television industries. The transaction is expected to close in the third quarter of 2007 subject to satisfaction of customary closing conditions including stockholder and regulatory approvals.
•	Secured Transmission Contracts — During the quarter, Quanta secured a large number of contracts related to transmission infrastructure maintenance, repair and installation. The largest of the contracts was a general service contract in the Northern United States with Kenny Construction Company. The contract is for the installation of a 102-mile, 345,000-volt line for American Transmission Company. Work was initiated during the first quarter.
•	Supported Emergency Restoration Efforts — During the first quarter, numerous utilities in the Central United States were impacted by a series of winter storms that damaged distribution and transmission infrastructure. Quanta deployed crews to help quickly restore power, clear damaged power lines, repair structures and install new lines where necessary.
OUTLOOK
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of the pending merger or any other transactions that could occur in the future. Factors affecting these forward-looking statements are detailed below.
     Quanta expects revenues for the second quarter of 2007 to range from $550 million to $575 million and diluted earnings per share to be between $0.15 and $0.17.
— MORE —

     Quanta Services has scheduled a conference call for May 3, 2007, at 9:30 a.m. Eastern Time. To participate in the call, dial (303) 262-2200 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public also will have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.quantaservices.com. To listen to the call live on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s website. A replay will also be available through May 10 and may be accessed by calling (303) 590-3000 and using the pass code 11089143. For more information, please contact Karen Roan at DRG&E by calling (713) 529-6600. Reconciliations of non-GAAP to GAAP measures can also be found on the company’s web site at www.quantaservices.com in the “Financial News” section.
     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
Additional Information and Where to Find It
     These materials are not a substitute for the registration statement that was filed with the Securities and Exchange Commission (SEC) in connection with the proposed acquisition of InfraSource or the joint proxy statement/prospectus to be sent to stockholders. INVESTORS ARE URGED TO READ CAREFULLY THE FINAL JOINT PROXY STATEMENT/PROSPECTUS WHEN THE SEC DECLARES IT EFFECTIVE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. The registration statement and other documentation filed by Quanta and InfraSource may be obtained, free of charge, on the SEC’s website (http://www.sec.gov). This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Quanta or InfraSource common stock.
— MORE —

     The final joint proxy statement/prospectus and such other documents (relating to Quanta) may also be obtained for free from Quanta’s website at www.quantaservices.com or from Quanta by directing a request to Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, TX 77056, Attention: Corporate Secretary, or by phone at 713-629-7600.
     The final joint proxy statement/prospectus and such other documents (relating to InfraSource) may also be obtained for free from InfraSource’s website at www.infrasourceinc.com or from InfraSource by directing a request to InfraSource Services, Inc., 100 W. Sixth Street, Media, PA 19063, Attention: General Counsel, or by phone at 610-480-8000.
Participants in the Solicitation
     Quanta, InfraSource and their respective directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from stockholders in connection with the acquisition. Information about Quanta, InfraSource and their respective directors and executive officers and their ownership of securities will be set forth in the final joint proxy statement/prospectus.
Forward-looking statements
This press release (and oral statements regarding the subjects of this release, including the conference call announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues and earnings per share and other projections of financial and operating results, capital expenditures, growth in particular markets, benefits of the Energy Policy Act of 2005, strategies and plans and whether and when transactions contemplated by the merger agreement with InfraSource will be consummated, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results; adverse changes in economic conditions and trends in relevant markets; the ability to effectively compete for market share; potential failure of the Energy Policy Act of 2005 to result in increased spending on the electrical power transmission infrastructure; the failure to satisfy the conditions to the closing of the pending merger with InfraSource as contemplated by the merger agreement, including obtaining stockholder or regulatory approvals, or the failure to otherwise consummate the pending merger; unexpected costs or unexpected liabilities that may arise from the pending merger, whether or not consummated; the potential adverse impact to the businesses of the companies as a result of uncertainty surrounding the pending merger, including the inability to retain key personnel; the potential adverse effect of any conditions imposed in connection with consummation of the merger; the ability to successfully identify, complete and integrate acquisitions, including the pending merger with InfraSource; estimates and assumptions in determining financial results; the financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured; potential exposure to environmental liabilities; liabilities for claims that are self-insured or for claims that Quanta’s casualty insurance carrier fails to pay; potential liabilities relating to occupational health and safety matters; estimates relating to the use of percentage-of-completion accounting; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; beliefs and assumptions about the collectibility of receivables; the inability of customers to pay for services; rapid technological and structural changes that could reduce the demand for services; the ability to obtain performance bonds; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the ability to attract skilled labor and retention of key personnel and qualified employees; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential shortage of skilled employees; growth outpacing infrastructure; potential exposure to environmental liabilities; risks associated with operating in international markets; requirements relating to governmental regulation and changes thereto; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting financing act ivities; the ability to generate internal growth; the adverse impact of goodwill impairments; the potential conversion of outstanding convertible subordinated notes; and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2006, and any other reports of Quanta filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission (SEC) that are available through the company’s web site at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.
- Tables to follow -

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three Months Ended March 31, 2007 and 2006 (In thousands, except per share information) (Unaudited)

	Three Months Ended March 31,
	2007		2006
Revenues	$574,880		$496,494
Cost of services	496,474		437,046

Gross profit	78,406		59,448
Selling, general & administrative expenses	49,232		42,184
Amortization of intangible assets	772		91

Income from operations	28,402		17,173
Interest expense	(5,552)		(5,884)
Interest income	4,298		2,979
Other, net	29		148

Income before taxes	27,177		14,416
Provision (benefit) for taxes	(4,027)		6,558

Net income	$31,204		$7,858

Earnings per share:
Basic	$0.26		$0.07

Diluted	$0.23	(a)	$0.07

Shares used in computing earnings per share:
Basic	118,030		116,525

Diluted	149,608	(a)	117,058

Non-GAAP measures:
Adjusted net income	$15,866		N/A
Adjusted diluted earnings per share	$0.13	(b)	N/A

Shares used in computing adjusted diluted earnings per share	143,194	(b)	N/A
Note:  The non-GAAP measures in this press release are provided to enable investors to evaluate quarterly performance excluding the effects of items that management believes impact the comparability of operating results between periods. The first quarter 2007 results include the effect of $15.3 million in tax benefits, or $0.10 per diluted share, primarily associated with a reduction in the allowance for tax contingencies due to the settlement of a multi-year audit by the Internal Revenue Service.

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted assuming conversion of Quanta’s 4.5% convertible subordinated notes and Quanta’s 3.75% convertible subordinated notes, and net income has been adjusted by $3.2 million for the three months ended March 31, 2007, for an addback of related interest expense, net of tax.

(b)	In the non-GAAP measure, as a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.3 million for the three months ended March 31, 2007, for an addback of related interest expense, net of tax.

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$406,432	$383,687
Accounts receivable, net	467,209	507,761
Costs and estimated earnings in excess of billings on uncompleted contracts	40,693	36,113
Inventories	25,433	28,768
Prepaid expenses and other current assets	31,222	34,300

Total current assets	970,989	990,629
Property and equipment, net	292,632	276,789
Accounts and notes receivable, net	7,322	7,815
Other assets, net	33,232	32,642
Other intangible assets, net	6,281	787
Goodwill, net	352,310	330,495

Total assets	$1,662,766	$1,639,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$33,468	$34,845
Accounts payable and accrued expenses	239,962	270,897
Billings in excess of costs and estimated earnings on uncompleted contracts	23,460	28,714

Total current liabilities	296,890	334,456
Convertible subordinated notes	413,750	413,750
Deferred income taxes and other non-current liabilities	176,690	161,868

Total liabilities	887,330	910,074

Stockholders’ equity	775,436	729,083

Total liabilities and stockholders’ equity	$1,662,766	$1,639,157

# # #